UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Last Event Report): January 7, 2008

ELANDIA INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51805	71-0861848
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(Address of principal executive offices) (Zip Code)

(954) 728-9090

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On January 7, 2008, in consultation with and based on the recommendation of management, the Audit Committee of the Board of Directors of Elandia International Inc. (“Elandia”) determined that the previously issued consolidated condensed interim financial statements contained in Elandia’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (the “Financial Statements”) should no longer be relied upon because of errors in those Financial Statements. As a result of these errors, Elandia will restate the Financial Statements to make necessary accounting adjustments. As discussed more fully in the following paragraphs, these errors pertain to a material charge to the statement of operations that Elandia has determined should have been recorded in connection with a portion of the purchase price charged for the acquisition of its subsidiary, Latin Node, Inc. (“Latin Node”). The Audit Committee has determined the need to restate the previously issued Financial Statements and has discussed the matters disclosed in this Current Report with Marcum & Kliegman LLP (“M&K”), Elandia’s independent registered public accounting firm, and M&K has concurred with the decision of the Audit Committee to proceed with the restatement.

As disclosed in Elandia’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 28, 2007, as amended by a Current Report on Form 8-K/A filed with the SEC on September 14, 2007, as a part of Elandia’s acquisition and integration of Latin Node, Elandia engaged in a review of Latin Node’s internal controls and legal compliance procedures within its finance and accounting departments. As a result of this review, certain past payments by Latin Node to consultants in Central America were identified as having been made in absence of adequate records and controls for a U.S public company. Elandia initiated an investigation, conducted by a Special Committee of its Board of Directors, to determine whether any direct or indirect payments by Latin Node made prior or subsequent to its acquisition by Elandia were made in violation of the Foreign Corrupt Practices Act (“FCPA”). The Special Committee retained independent legal counsel to assist in the investigation of the FCPA matter. The investigation has preliminarily concluded, so far, that certain payments by Latin Node, made prior to its acquisition by Elandia, may have violated the FCPA. In addition, there may be other payments by Latin Node which violate the FCPA which Elandia has yet to discover since the investigation is not yet complete.

As disclosed in Elandia’s Current Report on Form 8-K filed with the SEC on November 19, 2007, effective November 19, 2007, the Board of Directors of Latin Node terminated the employment of the Chief Executive Officer of Latin Node and certain other members of senior management.

Elandia conducted a valuation of the business of Latin Node, including the assets acquired and the liabilities assumed, in order to evaluate whether the purchase price paid for Latin Node represented fair value. This valuation considered the misrepresentations by the sellers of Latin Node in the purchase documentation regarding the FCPA matter, as well as the Latin Node management restructuring described above. Elandia determined that the $22.3 million purchase price paid for Latin Node was approximately $18.2 million in excess of fair value of the assets of Latin Node. Elandia has not yet determined its future course of action. Elandia found that, due to the cost of the FCPA investigation, the resulting fines and penalties to which it may be subject and the termination of Latin Node’s senior management, that Elandia should allocate approximately $18.2 million of the purchase price as a direct charge to operations during the quarter ended June 30, 2007. In addition, Elandia is aware of the adverse impact to future periods resulting from the FCPA matter including the loss of revenue attributed to the termination of Latin Node’s senior management, as well as from the loss of a significant customer in Central America.

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Elandia is in the process of determining the amount of the corrections necessary to restate the June 30, 2007 Financial Statements and plans to file such restated Financial Statements as soon as is practicable after the necessary corrections have been made.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELANDIA INTERNATIONAL INC.

Dated: January 11, 2008	By:	/s/ Harley L. Rollins
Harley L. Rollins Chief Financial Officer

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